Exhibit 5.1
JONES DAY
SILICON VALLEY OFFICE . 1755 EMBARCADERO ROAD . PALO ALTO, CALIFORNIA 94303
TELEPHONE: +1.650.739.3939 . FACSIMILE: +1.650.739.3900

May 13, 2015
Five9, Inc.
Bishop Ranch 8
4000 Executive Parkway, Suite 400
San Ramon, California 94583

Re:    Registration Statement on Form S-8 filed by Five9, Inc.

Ladies and Gentlemen:
We have acted as counsel for Five9, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”), of an aggregate of 2,959,348 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company that may be issued or delivered and sold pursuant to the Company’s 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan (together, the “Plans”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans have been authorized by all necessary corporate action and will be, when issued or delivered and sold in accordance with such Plans and the authorized forms of stock option, restricted stock or other applicable agreements thereunder, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion with respect to the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans and the applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.
In rendering the opinion above, we have assumed that each award under the Plans will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares to be issued or delivered and sold pursuant to the Plans under the Act. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the

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JONES DAY
May 13, 2015

Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Jones Day